EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Kamada Ltd for the registration of additional 760,000 of its ordinary shares under its 2011 Israeli Share Award Plan, as amended (formerly known as the Kamada Ltd. 2011 Israeli Share Option Plan), of our report dated February 28, 2017, with respect to the consolidated financial statements of Kamada Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2016, filed with the Securities and Exchange Commission on March 1, 2017.

/s/ KOST FORER GABBAY & KASIERER A member of Ernst & Young Global

Tel Aviv, Israel
 February 6, 2018